As filed with the Securities and Exchange Commission on September 17, 2024
Registration No. 333-271945

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 1.
TO:
FORM S-3
REGISTRATION STATEMENT (File No. 333-271945)

UNDER

THE SECURITIES ACT OF 1933

Silk Road Medical, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	20-8777622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1213 Innsbruck Drive
Sunnyvale, California 94089
(408) 720-9002
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Silk Road Medical, Inc.
1213 Innsbruck Drive
Sunnyvale, California 94089
(408) 720-9002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☒	Accelerated filer ☐
Non-accelerated filer☐	Smaller reporting company☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) filed by Silk Road Medical, Inc., a Delaware corporation (the “Registrant”), withdraws and deregisters all unsold securities registered under the Registration Statement on Form S-3 (File No. 333-271945), filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 15, 2023 (the “Registration Statement”).

On September 17, 2024, pursuant to an Agreement and Plan of Merger, dated June 17, 2024, by and among Boston Scientific Corporation (“Boston Scientific”), Seminole Merger Sub, Inc., a wholly owned subsidiary of Boston Scientific (“Merger Sub”), and the Registrant (the “Merger Agreement”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Boston Scientific (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any.

The Registrant is filing this Post-Effective Amendment to withdraw and remove from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 18, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on September 17, 2024.

SILK ROAD MEDICAL, INC.

By:	/s/ Vance R. Brown
Vance R. Brown
Vice President, General Counsel and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.